UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 15, 2011

ENERTECK CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number 0-31981

Delaware	47-0929885
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

10701 Corporate Drive, Suite 150
Stafford, Texas	77477
(Address of principal	(Zip Code)
executive offices)

Registrant’s  telephone number, including area code:    (281) 240-1787

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 15, 2011, EnerTeck Corporation (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Kodiak Capital Group, LLC (the “Investor”).  The Investment Agreement provides the Company an equity line (the “Financing”) whereby the Company can issue and sell to the Investor, from time to time, shares of the Company’s common stock up to an aggregate purchase price of $4.0 million (the “Shares”) during the Open Period (as defined below).  Under the terms of the Investment Agreement, we have the right to deliver from time to time a written notice (the “Put Notice”) to the Investor stating the dollar amount of Shares the Company intends to sell to the Investor with the price per share based on the following formula: ninety percent (90%) of the lowest daily volume-weighted average price of the Company’s common stock during the period beginning on the date of the Put Notice and ending five (5) days thereafter.  The amount that the Company is entitled to sell to Kodiak under any single Put Notice will be equal to, at the Company’s election, an amount up to but not exceeding the greater of (i) 200% of the average daily volume of the common stock for three (3) trading days prior to the date of the applicable Put Notice multiplied by the average of the three (3) daily closing bid prices immediately preceding the date of the applicable Put Notice, or (ii) $200,000.  Under the Investment Agreement, the Company may not deliver the Put Notice until after the resale of the Shares has been registered pursuant to a registration statement filed with the Securities and Exchange Commission. Additionally, provided that the Investment Agreement does not terminate earlier, the Company has a twenty-four (24) month period, beginning on the trading day immediately following the effectiveness of the registration statement, during which it may deliver the Put Notice or Notices to the Investor (the “Open Period”).  In addition, the Company cannot submit a new Put Notice until the closing of the previous Put Notice, and in no event shall the Investor be entitled to purchase that number of Shares which when added to the sum of the number of shares of common stock already beneficially owned by the Investor would exceed 9.99% of the number of shares of common stock outstanding on the applicable closing date.

As part of the consideration for the Financing, the Company agreed to pay the Investor a document preparation fee of $10,000 and the Company has agreed to issue to Investor an additional 200,000 shares of newly-issued common stock upon completion of the first closing of the Financing which is no less than $200,000.

The Investment Agreement also provides that the Company shall not be entitled to deliver a Put Notice and the Investor shall not be obligated to purchase any Shares unless each of the following conditions are satisfied: (i) a registration statement has been declared effective and remains effective for the resale of the Shares until the closing with respect to the subject Put Notice; (ii) at all times during the period beginning on the date of the Put Notice and ending on the date of the related closing, the Company’s common stock has been listed on the Principal Market as defined in the Investment Agreement (which includes, among others, the Over-the-Counter Bulletin Board and the OTC Market Group’s OTC Link quotation system) and shall not have been suspended from trading thereon for a period of two (2) consecutive trading days during the Open Period; (iii) the Company has complied with its obligations and is otherwise not in breach of or in default under the Investment Agreement, the Registration Rights Agreement or any other agreement executed in connection therewith; (iv) no injunction has been issued and remains in force, and no action has been commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Shares; and (v) the issuance of the Shares will not violate any shareholder approval requirements of the market or exchange on which the Company’s common stock are principally listed.

The Investment Agreement will terminate when any of the following events occur: (i) the Investor has purchased an aggregate of $4.0 million of the Company’s common stock, (ii) on the date which is twenty-four (24) months following the effectiveness of the registration statement, or (iii) upon written notice from the Company to the Investor.

Similarly, this Investment Agreement, may, at the option of the non-breaching party, terminate if the Investor or the Company commits a material breach, or becomes insolvent or enters bankruptcy proceedings.

The Company also entered into a Registration Rights Agreement with the Investor on July 15, 2011. Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement registering the resale of the Shares.

Other than in respect of the Investment Agreement and the Registration Rights Agreement, there is no material relationship between the Company and its affiliates and the Investor.

The foregoing descriptions of the Investment Agreement and the Registration Rights Agreement are qualified in their entirety by the full text of such documents which are filed as Exhibit 10.1 and 10.2, respectively, to this report and incorporated by reference into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

Exhibits:

Exhibit No.	Description

10.1	Investment Agreement dated as of July 15, 2011 by and between the Company and Kodiak Capital Group, LLC

10.2	Registration Rights Agreement dated as of July 15, 2011 by and between the Company and Kodiak Capital Group, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERTECK CORPORATION
(Registrant)

Dated: July 19, 2011	By:	/s/ Dwaine Reese
	Name:	Dwaine Reese
	Title:	Chief Executive Officer